EXHIBIT 10-q

EMPLOYMENT AGREEMENT

This is an Employment Agreement (Agreement) between ANALYSTS INTERNATIONAL CORPORATION, a Minnesota corporation, (hereinafter "Analysts") with headquarters offices located at 3601 W. 76th Street, Minneapolis, Minnesota 55435 and JEFFREY P. BAKER, (hereinafter "Executive") of 1 Spyglass Court, Frisco, Texas 75034.

SECTION 1

DEFINITIONS

1.    Definitions.

The following capitalized terms used in this Agreement shall be defined as follows:

Agreement shall mean this Agreement between Analysts and Executive.

Base Salary shall mean the annual base salary payable to Executive pursuant to Section 3.1 hereof, and "bi-weekly Base Salary" shall mean the Base Salary divided by twenty-six (26).

Board shall mean the Board of Directors of Analysts.

Cause shall mean termination of the Executive’s employment with Analysts by the Board because of (1) failure to perform his duties in good faith and as required in Section 2.2 hereof after receiving three notices of specific and material failures in this regard; (2) gross misconduct, dishonesty or disloyalty which results in material harm to Analysts; (3) willful and material breach of this Agreement by Executive (other than Executive’s failure to perform his duties hereunder resulting from incapacity due to physical or mental illness); or (4) conviction or entry of a plea of guilty or nolo contendere to any felony or to any misdemeanor involving fraud, misrepresentation, theft or moral turpitude. No act, or failure to act, by Executive shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in Analysts’s best interest.

Change in Control shall have the definition of a "Change in Control" as defined in Analysts’ Change in Control Agreement (attached hereto as Exhibit A and hereinafter referred to as "Change in Control Agreement") with its senior executives.

Change in Control Payments shall mean any payment (including any benefit or transfer of property) in the nature of compensation to or for the benefit of Executive under any arrangement which is partially or entirely contingent on a Change of Control, or is deemed to be contingent on a Change in Control for purposes of Section 280G of the Code. As used in this definition, the term "arrangement" includes any agreement between Executive and Analysts and

1

any and all of Analysts’ salary, bonus, incentive, compensation or benefit plans, programs or arrangements, and shall include this Agreement.

Code shall mean the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes a reference to such provision as it may be amended from time to time and to any successor provision..

Company shall mean Analysts International Corporation, a Minnesota corporation, any subsidiaries thereof, and any successors or assigns, including any Successor as defined herein.

Company Product means any product, product line or service (including any component thereof or research to develop information useful in connection with a product or service) that is being designed, developed, manufactured, marketed or sold by Analysts at the time of the termination of Executive’s employment with Analysts or with respect to which Analysts has acquired, conceived of or developed, prior to termination of Executive’s employment, Confidential Information which it intends to use in the design, development, manufacture, marketing or sale of a product or service.

Competitive Product means any product, product line or service (including any component thereof or research to develop information useful in connection with a product or service) that is being designed, developed, manufactured, marketed or sold by anyone other than Analysts and is of the same general type, performs similar functions, or is used for the same purposes as a Company Product.

Confidential Information means any information or compilation of information that Executive learns or develops during the course of his employment with Analysts that derives independent economic value from not being generally known, or readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use. "Confidential Information" includes, but is not limited to, trade secrets, inventions, discoveries, and may relate to such matters as financial information; information concerning capitalization of the Company; pricing procedures, techniques and other pricing information; technical and business plans; identity of potential clients and their IT consulting requirements; the IT consulting needs of current clients; research and development, manufacturing, bidding or other business processes; management systems and techniques; vendor relationships and processes; and sales and marketing plans and information.

Good Reason except for purposes of a Change in Control, in which case Good Reason shall have the meaning set forth in the Change in Control Agreement, shall mean, (1) a substantial reduction in the nature or status of Executive’s responsibilities hereunder, including if Executive should no longer serves as the President of Analysts (unless Executive is appointed CEO of Analysts); (2) a reduction by the Company in the Executive’s Base Salary, except in the case where the Company reduces the base salaries of its senior executives generally provided that such reduction shall not exceed the average percentage reduction of all senior executives of this Agreement; (3) the failure to comply with Section 3.3 of this Agreement; and (4) intentional failure by Analysts to allow Executive to participate to the full extent in all plans, programs or benefits in accordance with this Agreement. Notwithstanding the foregoing, "Good Reason"

2

shall be deemed to occur only if such event enumerated in (1), (2), (3) or (4) above has not been corrected by Analysts within two weeks of receipt of notice from Executive of the occurrence of such event, which notice shall specifically describe such event.

Inventions means any inventions, discoveries, improvements, ideas or works of authorship (whether patentable or not and including those which may be subject to copyright protection) generated, conceived, authored or reduced to practice by Executive alone or in conjunction with others, during or after working hours, while an employee of Analysts, and that:

(i)	are derived in whole or in part from, or use, incorporate or represent any improvement to any Invention or trade secret of Analysts; or

(ii)	result from any work Executive performs for Analysts; or

(iii)	use any of Analysts’ equipment, supplies, facilities or trade secret information; or

(iv)	otherwise relate to Analysts’ products or Analysts’ present or reasonably foreseeable future research or development.

For purposes of this Agreement, the term "Inventions" shall not preclude Executive’s involvement in Financial Market Solutions, LLC, e-Learning and Education Solutions, LLC, bpmx., LLC or Mullets, LLC (hereinafter "the LLCs"), and Executive may make de minimus use of Analysts equipment, supplies or facilities for his involvement with the LLCs. In all other respects, Executive shall refrain from the activities set forth in subsections (i)-(iv) of the definition of "Inventions." With respect to his involvement with the LLCs, Executive shall remain bound by the terms of Section 2.2.

Term shall mean the term of Executive’s employment under Section 2.3 below.

Person shall mean an individual, partnership, corporation, estate or trust or other entity.

Successor shall be any entity acquiring substantially all of the assets of Analysts or a corporation into which Analysts is merged or with which it is consolidated.

SECTION 2

EMPLOYMENT AND TERMS OF AGREEMENT

2.1    Employment. Analysts hereby agrees to continue to employ Executive, and Executive hereby agrees to continue his employment as President of Analysts, subject to the terms and conditions of this Agreement. Executive shall report directly to the Company’s Chief Executive Officer ("CEO").

3

2.2    Duties.

a.    During the term of his employment pursuant to this Agreement, Executive shall serve Analysts faithfully and to the best of his ability and shall devote substantially all his business and professional time, energy, and diligence to the performance of the duties of such office and he shall perform such service and duties in connection with the business and affairs of Analysts: (i) as are customarily incident to such office; and (ii) as may reasonably be assigned or delegated to him by the CEO.

b.    Executive may engage in appropriate civic, charitable or religious activities and devote a reasonable amount of time to private investments or with the consent of Analysts’ Board of Directors, which shall not be withheld unreasonably, serve on up to two (2) boards of directors of other entities, in each case, as long as such activities and service do not interfere or conflict with Executive’s duties and responsibilities to Analysts and its affiliates.

c.    Executive agrees to be subject to Analysts’ control, rules, regulations, policies, codes of conduct and programs and to comply with the federal and state laws and regulations applicable to Analysts, including but not limited to federal securities laws and regulations, and NASDAQ market rules.

2.3    Term of Employment.

a.    The term of this Agreement shall be effective as of June 18, 2004 and shall extend until terminated as expressly provided herein.

b.    Unless extended by mutual consent or as provided in Section 2.3(c) below, this Agreement shall terminate on June 17, 2007 (the "Initial Term").

c.    On and after the Initial Term, this Agreement shall be deemed extended from year to year ("Extension Year") unless, no later than ninety (90) days prior to the end of the Initial Term or applicable Extension Year (as the case may be), Analysts or the Executive shall have notified the other party in writing that it or he does not elect to extend the Initial Term or applicable Extension Year (as the case may be) past its then expiration date.

SECTION 3

COMPENSATION, BENEFITS AND OTHER ENTITLEMENTS

3.1    Base Salary. As compensation for his services to Analysts and as compensation for his confidentiality and non-competition agreements provided in Sections 6 and 8 of this Agreement, Executive shall be paid a bi-weekly salary of $14,615.38. The Base Salary may be increased or reduced; provided, however, that any reduction shall be permitted only if the Company reduces the base salary of its senior executives generally and such reduction shall not exceed the average percentage reduction for all senior executives. The Base Salary shall be inclusive of all applicable income, Social Security, and other taxes and charges that are required by law to be withheld by Analysts or that Executive requests Analysts to withhold.

4

3.2    Bonus. In addition to the Base Salary payable to Executive pursuant to Section 3.1 above, Executive will be eligible to participate in Analysts annual executive incentive plan. The criteria for payout of Executive’s bonus for a particular year shall, subject to the preceding sentence, be determined solely within the discretion of the Board or the Compensation Committee of Analysts and shall be communicated to Executive each year in the form of a separate incentive plan covering all executives. The bonus earned by Executive, if any, will be paid to Executive in accordance with the terms and conditions of the incentive plan.

3.3    Long-Term Incentives. In addition to the Base Salary and incentive bonus, if any, payable to Executive pursuant to Sections 3.1 and 3.2, Executive will be eligible to receive equity-based awards. Except for those restricted stock awards and stock option grants made in accordance with Sections 3.3.a, 3.3.b and 3.3.c, the Compensation Committee in its sole discretion will determine whether to grant to Executive any equity based awards in a particular year and the size of such awards.

a.    Restricted stock award. With the effective date of this Agreement, Executive shall be granted 200,000 shares of restricted common stock of Analysts on the effective date of this Agreement. The shares will vest in four annual increments of twenty-five percent (25%) beginning one year from the date hereof so long as Executive continues to be employed by Analysts on the vesting dates.

b.    Non-incentive stock options.

(i)    Option grant and vesting. Analysts will, effective the date of this Agreement, grant to Executive non-incentive stock options covering 300,000 shares of common stock of Analysts with a ten-year term. Such award will vest seven years from the date of grant, if at the vesting date Executive remains employed by Analysts, and shall have an exercise price of $3.00 per share. If, prior to the effective date of this Agreement, the price of Analysts’ stock closes above $3.00 at the end of the regular NASDAQ trading, the price of such options shall be the average price in the preceding thirty (30) days at the close of regular NASDAQ trading sessions, as reported by The Wall Street Journal or a comparable reporting service.

(ii)    Acceleration of vesting. The vesting of the non-incentive options granted in conjunction with this Agreement will be accelerated if the average closing price of Analysts’ stock, as reflected by NASDAQ, equals or exceeds the prices set forth in the table below (hereinafter "Acceleration Price") and any additional terms set forth below in Sections 3.3.b.(ii)(a) and 3.3.b.(ii)(b) are met.

Share Price (Acceleration Price)	Number of Options to Vest
$5.00	60,000
$8.00	60,000
$10.00	60,000
$12.00	60,000
$15.00	60,000

5

(a) Acceleration Price. The accelerated vesting provisions of this Section 3.3.b shall not apply until the Acceleration Price has been met and is maintained as an average price for ninety (90) days. Notwithstanding the foregoing, no acceleration of vesting shall occur due to any increase in stock price within: i) thirty (30) days prior to internal or public knowledge of a possible merger or acquisition involving Analysts; or ii) ninety (90) days after public disclosure of completion or termination of such merger or acquisition unless the ratio of the price of Analysts stock to Net Earnings (hereinafter "P/E ratio") is less than 30. For purposes of this Agreement, "Net Earnings" shall mean net earnings for the trailing twelve months as measured by generally accepted accounting principles, (hereinafter "GAAP") and as publicly reported in Analysts’ filings with the SEC for the most recently completed quarter, except in the case where Analysts has any highly unusual one-time charges and the parties agree in writing that Net Earnings shall exclude specific one-time charges.

(b) Accelerated vesting at or above $10.00 per share. In no event shall acceleration of vesting occur at or above $10.00 per share unless the P/E ratio of Analysts stock is fifty (50) or less.

(iii)    Other terms and conditions of non-incentive stock options. Executive shall sign an option agreement containing the terms for options outlined herein and such other terms and conditions required by Analysts as determined in the sole discretion of the Board or Compensation Committee of the Board of Analysts.

c.    Incentive stock options.

(i)    Option grant and vesting. Analysts intends to grant Executive incentive stock options for 100,000 shares after each of the first two years of the Initial Term of this Agreement. Options granted shall be issued from the Company’s incentive stock option plan or plans, which currently call for options with a ten-year term. Each option grant shall vest seven years from the date of grant, if at the vesting date Executive remains employed by Analysts and shall have an exercise price equal to the price of such stock at the close of the regular NASDAQ trading session on the date of the grant, as reported by The Wall Street Journal or a comparable reporting service, or, if no sale of such stock shall have occurred on such date, on the next preceding day on which a sale of stock occurred.

(ii)    Acceleration of vesting. Vesting of any incentive options granted pursuant to Section 3.3.c(i) of this Agreement will be accelerated in increments of 20,000 if the average closing price of Analysts’ stock, as reflected by NASDAQ, equals or exceeds associated acceleration trigger prices to be determined at the time of each grant (hereinafter ("Incentive Option Acceleration Price") and any additional terms set forth below in Sections 3.3.c(ii)(a) and 3.3.c(ii)(b) are met.

(a) Incentive Option Acceleration Price. The accelerated vesting provisions of this Section 3.3c shall not apply until an Incentive Option Acceleration Price has been met and is maintained as an average price for ninety (90) days.

6

(b) Limits on Acceleration of Vesting. Notwithstanding the foregoing, no acceleration of vesting shall occur due to any increase in stock price within: i) thirty (30) days prior to internal or public knowledge of a possible merger or acquisition involving Analysts; or ii) ninety (90) days after public disclosure of completion or termination of such merger or acquisition unless the P/E ratio of Analysts stock (as defined in Section 3.3.b(ii)(a)) is less than 30.

(iii)    Other terms and conditions of incentive stock options. Executive shall sign an option agreement containing the terms for options outlined herein and such other terms and conditions required by Analysts’ incentive stock option plans, as interpreted and determined in the sole discretion of the Board or Compensation Committee of the Board of Analysts.

3.4    Benefits. Executive shall be eligible to participate in or receive benefits under all senior executive and employee benefit plans, health plans, or arrangements, if any, made available from time to time by Analysts to its senior executive employees as set forth in an employee manual or otherwise, including but not limited to deferred compensation, 401(k) plan, disability, life and other insurance plans and programs, all hospitalization and health and welfare plans and programs, and stock option, restricted share, incentive or other bonus plans. Analysts retains the right to amend, modify or terminate any of its benefits or benefit plans during the term of Executive’s employment.

3.5    Miscellaneous Benefits. Analysts shall provide Executive the following additional benefits:

a.    Reimbursement of all ordinary and necessary expenses incurred by Executive for Analysts’ business.

b.    Paid vacation at the discretion of Executive and with the concurrence of the CEO.

c.    Moving expenses, including realtor commissions paid by him, up to $100,000. Moving expenses will not include any loss on the sale of Executive’s Texas home or temporary living expenses in Minnesota. Analysts shall pay airfare related to periodic trips by Executive to Texas until completion of his relocation to Minnesota.

d.    Participation in Analysts’ Special Executive Retirement Plan (hereinafter "SERP"), a copy of which is attached hereto and incorporated herein by reference. In order to participate in the SERP, Executive shall sign a Deferred Compensation Agreement.

e.    Monthly automobile allowance substantially similar to the current CEO.

SECTION 4

TERMINATION OF EMPLOYMENT

4.1    Termination. Notwithstanding any other provision of this Agreement to the contrary or appearing to be to the contrary, Executive’s employment shall terminate as follows:

7

a.    By mutual written agreement of the parties.

b.    Upon Executive’s death.

c.    Analysts shall have the right to terminate Executive’s employment upon Executive’s inability to perform the essential functions of his position due to physical or mental disability as determined in the good faith judgment of the Board of Directors, provided such inability continues for a period of ninety (90) consecutive days, one hundred twenty (120) non-consecutive days in any twelve (12) month period, or longer period if required by applicable law.

d.    Subject to Sections 4.1.c and 4.1.f, upon ninety (90) days written notice to Executive by Analysts.

e.    Analysts shall have the right to terminate Executive’s employment immediately for "Cause" as defined in Section 1 above.

f.    Executive shall have the right to terminate his employment immediately for "Good Reason" as defined in Section 1 above.

g.    Executive shall have the right to terminate his employment immediately if not appointed CEO of Analysts after the current CEO retires or resigns.

h.    Executive’s right to resign after a Change in Control, if any, shall be governed by the Change in Control Agreement.

4.2    Effect of Termination of or Resignation from Employment. With the exception of the provisions of Section 4.3, the following terms and conditions will apply in the event that Analysts terminates the employment of Executive or Executive resigns from his employment with Analysts.

a.    Termination for Cause not Due to Performance or Due to Resignation by Executive Without Good Reason. If Analysts terminates Executive’s employment for Cause other than Cause related to Executive’s performance, or if Executive resigns from his employment without Good Reason, then Executive shall be entitled only to receive "Accrued Benefits." For purposes of this Agreement, "Accrued Benefits" shall mean any accrued and unpaid Base Salary through the termination date and any other benefits under any plan or program in accordance with the terms of such plan or program (including any vesting requirements).

b.    Termination for Cause Due to Performance or Without Cause or Resignation by Executive With Good Reason. In the event that Analysts terminates Executive’s employment for Cause related to Executive’s performance or without Cause or Executive resigns from his employment with Good Reason, except in the case where Executive resigns under the circumstances set forth in Section 4.3: i) Executive shall be entitled to Accrued Benefits as defined in 4.2a above; ii) the right to exercise stock options vested as of the date of termination for a period of ninety (90) days; and iii) with respect to outstanding restricted stock awards

8

granted in conjunction with this Agreement, all restrictions shall lapse immediately and such awards shall be fully vested.

c.    Termination Within 90 Days of Change in Control Transaction. If Analysts terminates Executive’s employment without Cause within the ninety (90) day period prior to a closing on a transaction resulting in a Change in Control, Executive shall, on the closing of such transaction, be entitled to receive a lump sum distribution in an amount equal to one-third (1/3) the amount he would have received under the Change in Control Agreement. The terms of this Section 4.2.c shall apply only if since commencement of Executive’s employment a trend of continuous improvement in a combination of two of three factors: i) revenue; ii) net profit; or iii) stock price has occurred.

d.    Effective Date of Termination. The date of termination of Executive’s employment by Analysts under the circumstances described in this Section 4.2 shall be effective immediately upon receipt by Executive of written notice of termination, unless otherwise indicated in such notice. The date of resignation by Executive under the circumstances described in this Section 4.2 shall be ninety (90) days after receipt by Analysts of written notice of resignation.

4.3    Effect of Resignation of Executive If Executive is not Appointed CEO Upon Resignation or Retirement of Current CEO.

a.    Restricted Stock Awards. Notwithstanding other termination provisions of this Section 4, in the event that Executive resigns if he is not appointed CEO upon the resignation or retirement of the current CEO, with respect to outstanding restricted stock awards, all restrictions shall lapse immediately and such awards shall fully vest one year after the effective date of Executive’s employment termination if Executive has, in the sole determination of Analysts, complied with the non-competition provisions set forth in Section 8 of this Agreement and his Deferred Compensation Agreement.

b.    Vested Stock Options. All fully vested stock options shall be exercisable for ninety (90) days after the effective date of Executive’s resignation.

Section 5

INVENTIONS

5.    Assignment of Inventions. Executive agrees to promptly disclose to Analysts in writing all Inventions; and all such Inventions shall be the exclusive property of Analysts and are hereby assigned by Executive to Analysts. Further, Employee will, at Analysts’ expense, give Analysts all assistance it reasonably requires to perfect, protect, and use its rights to Inventions. In particular, but without limitation, Executive will sign all documents, do all things, and supply all information that Analysts may deem necessary or desirable to:

9

(i)    transfer or record the transfer of his entire right, title and interest in Inventions; and

(ii)	enable Analysts to obtain patent, copyright or trademark protection for Inventions anywhere in the world.

The obligations of this Section 5 shall continue beyond the termination of employment with respect to Inventions conceived or made by Executive during the period of his employment and shall be binding upon assigns, executors, administrators and other legal representatives. For purposes of this Agreement, any Invention relating to the business of Analysts on which Executive files a patent application within six (6) months after termination of employment with Analysts shall be presumed to cover Inventions conceived by Executive during the term of his employment, subject to proof to the contrary by good faith, written and duly corroborated records establishing that such Invention was conceived and made following termination of employment.

NOTICE: Pursuant to Minnesota Statutes § 181.78, Executive is hereby notified that this Section 6 does not apply to any invention for which no equipment, supplies, facility, or trade secret information of Analysts was used and which was developed entirely on Executive’s own time, and (1) which does not relate (a) directly to the business of Analysts or (b) to Analysts’ actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for Analysts.

SECTION 6

CONFIDENTIAL INFORMATION

6.    Confidential Information. Executive agrees not to directly or indirectly use or disclose Confidential Information for the benefit of anyone other than Analysts, either during or after employment, for as long as the information retains the characteristics of Confidential Information described in Section 1 above.

SECTION 7

DOCUMENTS AND PROPERTY

7.    Return of Documents and Property. All documents and tangible items provided to Executive by Analysts, or possessed by or created by Executive for use in connection with his employment, are the property of Analysts and shall be promptly returned to Analysts on termination of employment together with all copies, recordings, abstracts, notes or reproductions of any kind made from or about the documents and tangible items or the information they contain.

10

SECTION 8

NON-COMPETITION

8.    Non-competition. In consideration of Executive’s rights under this Agreement, Executive agrees that, from and after the Effective Date and continuing until the two-year anniversary of termination or cessation of Executive’s employment with Analysts, Executive will not, alone or in any capacity with another legal entity:

(i)	directly or indirectly, own any interest in, control, be employed by or associated in a material manner with, or render services to (including but not limited to services in research), any person or entity (or subsidiary, subdivision, division, or joint venture of such entity) in connection with the design, development, manufacture, marketing, or sale of a Competitive Product that is sold or intended for distribution or sale in any geographic area in which Analysts actively markets, or in which, to the Executive’s knowledge acquired through his employment with Analysts, Analysts intends to actively market, a Company Product of the same general type or function;

(ii)	directly or indirectly, solicit any of Analysts’ then current employees for the purpose of hiring them or inducing them to leave their employment with Analysts;

(iii)	directly or indirectly, solicit, attempt to solicit, interfere, or attempt to interfere with Analysts’ relationship with its then current customers or potential customers (of which Executive has knowledge acquired through his employment with Analysts), on behalf of himself or any other person or entity engaged in the design, development, manufacture, marketing, or sale of a Competitive Product; or

(iv)	directly or indirectly design, develop, manufacture, market, or sell any Competitive Product that is sold or intended for distribution or sale in any geographic area in which Analysts actively markets, or in which, to the Executive’s knowledge acquired through his employment with Analysts, Analysts intends to actively market, a Company Product of the same general type or function.

Notwithstanding the foregoing in no event shall ownership of less than four percent (4%) of the outstanding publicly-traded equity or debt securities of any issuer or less than four percent (4%) of the outstanding interests in a private equity fund, mutual fund or other pooled investment account, in each case, in which the Executive does not actively participate in the management thereof, be prohibited by this Section 8.

Notwithstanding the foregoing, Executive’s involvement with the LLCs, either during his employment or thereafter, shall not be a violation of this Section 8. Executive agrees,

11

however, that, during his employment and the two-year period thereafter, he shall comply with Sections 8.(ii) and 8.(iii) at all times, including his involvement with the LLCs.

Executive acknowledges and agrees that the re-strictions set forth in this Section 8 are reasonable and appropriate in duration, scope and geographical area and accepts them as a condition of employment with Analysts.

SECTION 9

BREACH OF NON-COMPETITION PROVISIONS

9.    Breach of Non-competition Provisions of this Agreement. In addition to any other relief or remedies afforded by law or in equity, if Executive breaches Section 8 of this Agreement, Executive agrees that Analysts shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction. Executive recognizes and hereby admits that irreparable damage will result to Analysts if he violates or threatens to violate the terms of Section 8 of this Agreement. This Section 9 shall not preclude the granting of any other appropriate relief including, without limitation, money damages against Executive for breach of Section 8 of this Agreement.

SECTION 10

OTHER OBLIGATIONS

10.    Effect of Other Obligations. It is intended that the obligation of the parties to perform the terms of this Agreement is unconditional and does not depend on the performance or non-performance of any terms, duties or obligations not specifically recited in this Agreement.

SECTION 11

BINDING AGREEMENT AND SURVIVAL

11.    Binding Agreement; Survival.

a.    Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of Analysts, its successors and assigns, but without the prior written consent of Executive, this Agreement may not be assigned other than in connection with a merger or sale of substantially all the assets of Analysts or similar transaction. The rights of the Executive hereunder to payments and benefits shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

b.    Survival. The rights and obligations set forth in Sections 4, 5, 6, 7, 8 and 12 shall survive the termination or expiration of this Agreement.

12

SECTION 12

SEVERABILITY

12.    Severability. If the final determination of a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term of provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

SECTION 13

AMENDMENT AND WAIVER

13.    Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

SECTION 14

GOVERNING LAW

14.    Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, interpreted and construed in accordance with the laws of the State of Minnesota without regard to the conflict of laws principles thereof.

SECTION 15

NOTICES

15.    Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery or certified mail, return receipt requested. If addressed to Executive, the notice shall be delivered or mailed to Executive at the address most recently communicated in writing by Executive to Analysts, or if addressed to Analysts, the notice shall be delivered or mailed to Analysts at its executive offices to the attention of the Board of Directors of Analysts. A notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by certified mail, on the date shown on the applicable return receipt.

13

SECTION 16

PREVIOUS AGREEMENTS

16.    Supersedes Previous Agreements. This Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.

SECTION 17

HEADINGS AND CONSTRUCTION

17.    Headings; Construction. The headings of Sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

SECTION 18

BENEFIT

18.    Benefit. Subject to Section 11, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

IN WITNESS WHEREOF, Analysts has caused this Agreement to be signed by its Chief Executive Officer pursuant to the authority of its Board, and Executive has executed this Agreement.

ANALYSTS INTERNATIONAL CORPORATION

By:
Michael J. LaVelle
Chief Executive Officer

By:
Jeffrey P. Baker
Executive

14